                                                                     EXHIBIT 5.1

September 9, 1996


FORE Systems, Inc.
174 Thorn Hill Road
Warrendale, PA 15086-7535

Re:      REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

We have acted as counsel to FORE Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders identified in the Registration Statement of an aggregate of up to 364,614 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

We are familiar with the Registration Statement. We have reviewed the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Validity of Common Stock."

Yours truly,


/s/  Morgan, Lewis & Bockius LLP